Exhibit 4.8

April 29, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: ReneSola Ltd

Dear Sirs/Madams:

We have read Item 16F of Form 20-F of ReneSola Ltd (“ReneSola”) for the year ended December 31, 2018, which ReneSola expects to file on or about April 29, 2019, and have the following comments:

1.          We agree with the statements made in the first sentence of paragraph 1, paragraphs, 2, 3 and 4 under "Dismissal of Deloitte Touche Tohmatsu Certified Public Accountants LLP" of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2.          We have no basis on which to agree or disagree with the second sentence of paragraph 1, the statements made in paragraph 5 under "Dismissal of Deloitte Touche Tohmatsu Certified Public Accountants LLP" and statements made under "Dismissal of PricewaterhouseCoopers Zhong Tian LLP" of Item 16F.

Yours sincerely,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, China
April 29, 2019